Exhibit 99.1
Sleep Number Enters into an Agreement with Largest Shareholder Stadium Capital

Significant changes enable a smaller, more agile Board structure

MINNEAPOLIS--(March 13, 2025)-- Sleep Number Corporation (Nasdaq: SNBR) (“Sleep Number”) today announced that it has entered into an Agreement (the “Agreement”) with Stadium Capital Management, LLC (collectively with its affiliates, “Stadium Capital”), the company’s largest shareholder. As part of the Agreement, and combined with other recent announcements, five current members of the Sleep Number Board of Directors (the “Board”) will be retiring.

As previously announced, Michael J. Harrison and Shelly R. Ibach will not stand for reelection to the Board at the company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). Pursuant to the Agreement, and consistent with the stated intention of the Board to refresh its composition and reduce its size, three additional current directors will be retiring from the Board, including Barbara R. Matas who has agreed not to stand for reelection at the 2025 Annual Meeting. Additionally, Brenda J. Lauderback and Stephen L. Gulis, Jr. have agreed to accelerate their previously announced retirements. Lauderback will retire by December 31, 2025, and Gulis will retire effective as of the earlier to occur of (i) completion of the company’s debt refinancing, or (ii) the company’s 2026 Annual Meeting of Shareholders.

The Board has also appointed incumbent director Hilary A. Schneider as Chair of the Management Development and Compensation Committee. This will be effective following the 2025 Annual Meeting, in anticipation of Lauderback’s retirement.

“I appreciate the time Stadium Capital has spent with Linda Findley, our incoming President and Chief Executive Officer, and me,” said Phillip M. Eyler, incoming Chair of the Board. “We are pleased to have reached this agreement so that Linda and the Board can focus their full attention on strengthening Sleep Number’s performance during this challenging market environment and continuing to position the company for profitable growth. We are committed to maximizing value for our shareholders. We look forward to and welcome constructive input from Stadium Capital and other shareholders as we make important decisions for the future of Sleep Number.”

“On behalf of the Board, I would like to thank Barbara, Brenda and Steve for their many contributions and their years of dedicated service to the company,” continued Eyler. “We wish them the very best in their future endeavors.”

“We appreciate the Board working constructively with us to reach an agreement that facilitates our mutual goal of significant Board refreshment and renewal,” said Alexander M. Seaver, Co-Founder and Managing Partner of Stadium Capital. “Sleep Number’s Board and leadership team are taking difficult, but necessary, steps to position the company for success. Over the past few weeks, we have had the opportunity to get to know Linda and Phil through several extensive discussions about the business. There is significant work to be done to reposition and strengthen Sleep Number, and we believe this new leadership team is focused on the right priorities and can accelerate Sleep Number’s transformation. We look forward to working closely and collaboratively with Sleep Number’s new leadership team and refreshed Board.”

Pursuant to the Agreement, Stadium Capital has agreed to withdraw the director nominations it had previously submitted to the company and vote all of its shares in favor of Sleep Number’s nominees at the 2025 Annual Meeting. A copy of the Agreement will be included as an exhibit to the company’s current report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About Sleep Number Corporation

Sleep Number is a sleep wellness company. We are guided by our purpose to improve the health and wellbeing of society through higher quality sleep; to date, our innovations have improved nearly 16 million lives. Our sleep wellness platform helps solve sleep problems, whether it’s providing individualized temperature control for each sleeper through our Climate360® smart bed or applying our 32 billion hours of longitudinal sleep data and expertise to research with global institutions.

Our smart bed ecosystem drives best-in-class engagement through dynamic, adjustable, and effortless sleep with personalized digital sleep and health insights; our millions of Smart Sleepers are loyal brand advocates. And our 3,700 mission-driven team members passionately innovate to drive value creation through our vertically integrated business model, including our exclusive direct-to-consumer selling in nearly 650 stores and online.

To learn more about life-changing, individualized sleep, visit a Sleep Number® store near you, our newsroom and investor relations sites, or SleepNumber.com.

Forward-looking Statements

Statements used in this news release relating to future plans and events such as the statements about the company and Board’s leadership changes, its ability to advance its ongoing transformation, strengthen its performance, complete any debt refinancing, make important decisions, and position the company for profitable growth are forward-looking statements subject to certain risks and uncertainties which could cause the company’s results to differ materially. The most important risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission, including in Item 1A of the company’s Annual Report on Form 10-K and other periodic reports. Forward-looking statements speak only as of the date they are made, and the company does not undertake any obligation to update any forward-looking statement.

Investor Contact: Dave Schwantes; investorrelations@sleepnumber.com
Media Contact: Julie Elepano; julie.elepano@sleepnumber.com